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Exhibit 21.1

WILLDAN GROUP, INC.

LIST OF SUBSIDIARIES

Name of Entity	Jurisdiction of Organization	Ownership Interest
1. Willdan Engineering	California	100% Willdan Group, Inc.
2. Willdan Geotechnical	California	100% Willdan Group, Inc.
3. Willdan Energy Solutions	California	100% Willdan Group, Inc.
4. Willdan Resource Solutions	California	100% Willdan Group, Inc.
5. Public Agency Resources	California	100% Willdan Group, Inc.
6. Willdan Financial Services	California	100% Willdan Group, Inc.
7. Willdan Homeland Solutions	California	100% Willdan Group, Inc.

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  Exhibit 21.1